Exhibit 99.1

For Immediate Release	Contact:
Steve Richards
Chief Financial Officer
TTM Technologies, Inc.
+1 714-241-0303
TTM Technologies, Inc. Completes Combination with Meadville Holdings Limited’s Printed Circuit Board Business
Transaction Creates One of World’s Largest Printed Circuit Board Manufacturers
SANTA ANA, CA — April 9, 2010 — TTM Technologies, Inc. (Nasdaq: TTMI), North America’s largest printed circuit board (PCB) manufacturer, today announced the completion of its business combination with Meadville Holdings Limited’s PCB business. The combination creates one of the largest PCB manufacturers in the world with pro forma 2008 annual revenue of $1.35 billion.
“We are excited about the combination as we build upon the success both companies have achieved independently over the years, and we look forward to a bright future together,” said Kent Alder, President and CEO of TTM. “With today’s close, TTM and Meadville have created a stronger, world-class PCB manufacturer with the scale, production capabilities, market breadth and expanded customer service ability to lead in today’s competitive global PCB business.”
TTM will provide more information on the financial and operational impact of the combination when it announces its first quarter 2010 results. TTM will conduct a conference call and webcast to discuss its first quarter performance and the Meadville combination at 4:30 p.m. Eastern/1:30 p.m. Pacific time on Thursday, May 6, 2010. A link to the live webcast presentation will be available through the TTM website at www.ttmtech.com. For those wishing to join the question and answer session after the call, please dial into the conference call at 1-877-941-8609 for U.S. or 1-480-629-9818 for international callers.
The call and the presentation will be available for replay until May 13, 2010, on the company’s website. You may access the telephone replay by dialing 1-303-590-3030 or 1-800-406-7325 and entering confirmation code 4283045.
About TTM Technologies, Inc.
TTM Technologies, Inc. is North America’s largest PCB manufacturer, focusing on quick-turn and technologically advanced PCBs and the backplane and sub-system assembly business. TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and to bring them to market.
About Meadville Holdings Limited
Headquartered in Hong Kong and established in the 1980s, Meadville Holdings Limited is one of the leading PCB manufacturers based in China with a focus on producing high-end PCB products. The company’s products include double-sided and multi-layer PCBs, HDI PCBs and

IC substrates. In addition to its mass production ability in a wide range of PCB products, Meadville also provides customers with a “one-stop shop” service, which includes PCB layout design and small volume quick-turn PCB production.
Safe Harbor Statement
This release contains forward-looking statements that relate to future events or performance. These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the company’s dependence upon the electronics industry, the impact of the current economic crisis, the company’s dependence upon a small number of customers, the unpredictability of and potential fluctuation in future revenues and operating results, increased competition from low-cost foreign manufacturers and other “Risk Factors” set forth in the company’s most recent SEC filings.